EXHIBIT 10.19

U.S. BANCORP
OUTSIDE DIRECTORS DEFERRED COMPENSATION PLAN

U.S. BANCORP
OUTSIDE DIRECTORS DEFERRED COMPENSATION PLAN

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U.S. BANCORP
OUTSIDE DIRECTORS DEFERRED COMPENSATION PLAN

     U.S. Bancorp currently maintains the U.S. Bancorp Corporation Deferred Compensation Plan (formerly known as the Firstar Corporation Deferred Compensation Plan and the Star Banc Corporation Deferred Compensation Plan) for the benefit of its and its Affiliates’ (as hereinafter defined) eligible executive employees and outside directors and the Firstar Corporation Directors’ Deferred Compensation Plan for the benefit of U.S. Bancorp’s and its Affiliates’ directors (collectively, such plans being referred to as the “Prior Plans,” and individually, a “Prior Plan”). The purpose of this Plan is to consolidate the benefits accrued under all such Prior Plans for directors of U.S. Bancorp and its Affiliates into a single deferred compensation plan, and any benefits provided under this Plan shall be in lieu of any benefits accrued under any of the Prior Plans. This Plan shall be unfunded for tax purposes and for purposes. This Plan shall be effective as of January 1, 2004.

ARTICLE I

DEFINITIONS

     1.1 Definitions. Whenever the following initially capitalized words and phrases are used in this Plan, they shall have the meanings specified below unless the context clearly indicates otherwise:

(1) The term “Affiliate” shall mean any corporation, limited liability company, partnership or other entity designated by the Board or Committee as an affiliate of the Company and automatically shall include any “Affiliate,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2) The term “Affiliated Group” shall mean the Company and each of its Affiliates that is described in Appendix A and has adopted this Plan. For purposes of paragraphs (23) and (26) below, “Affiliated Group” shall mean the Company and each of its Affiliates.

(3) The term “Beneficiary” shall mean such person or legal entity as may be designated by a Participant in accordance with Article VI or otherwise entitled under Section 6.1 to receive benefits hereunder upon the death of such Participant.

(4) The term “Board” and “Board of Directors” shall mean the Board of Directors of the Company.

(5) The term “Change in Control” shall mean any of the following occurring after the Effective Date:

(a)	The acquisition by any Person (as defined in Section 1.1(5)(e)(2)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of Common Stock (as defined in Section 1.1(5)(e)(1)) (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by a subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company (a “Company Entity”) or (iv) any acquisition by any corporation pursuant to a transaction that complies with clause (i), (ii) or (iii) of this clause (a); or

(b)	Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors (except as a result of the death, retirement or disability of one or more members of the Incumbent Board); provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, (1) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board, (2) any director designated by or on behalf of a Person who has entered into an agreement with the Company (or which is contemplating entering into an agreement) to effect a Business Combination (as defined in Section 1.1(5)(c) with one or more entities that are not Company Entities or (3) any director who serves in connection with the act of the Board of Directors of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such Business Combination; or

(c)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any Company Entity or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(e)	For purposes of this Section 1.1(5), the following definitions shall apply:

(1)	“Common Stock” shall mean the common stock of the Company.

(2)	“Person” shall be defined as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(6) The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

(7) The term “Committee” shall mean the Compensation Committee of the Board or any other Committee of the Board designated by the Board to administer the Plan.

(8) The term “Company” shall mean U.S. Bancorp or any successor thereto.

(9) The term “Deferrals” shall mean (i) that portion of the Participant’s Director’s Compensation that the Participant voluntarily and irrevocably elects to defer pursuant to Section 3.1 of the Plan in accordance with a Deferred Compensation Agreement and (ii) any Option Credits.

(10) The term “Deferred Compensation Account” shall mean the recordkeeping account established by the Company for each Participant to which his Deferrals are credited and from which distributions to the Participant or to his Beneficiary are made.

(11) The term “Deferred Compensation Account Balance” or “Account Balance” shall mean, with respect to a Participant, the total amount credited to that Participant’s Deferred Compensation Account. The “Account Balance” shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of amounts to be paid to a Participant, or such Participant’s Beneficiary, under this Plan.

(12) The term “Deferred Compensation Agreement” shall mean a document (or documents) as provided from time to time by the Company or the Committee pursuant to which a Director voluntarily enrolls as a Participant under the Plan and (i) irrevocably elects to defer all or a portion of his Director’s Compensation and/or (ii) elects to surrender a stock option in exchange for an Option Credit, both pursuant to

Section 3.1 of the Plan. In the case of a Prior Plan Participant (as defined in Section 2.1), “Deferred Compensation Agreement” shall mean a document (or documents) as provided from time to time from the Company or Committee pursuant to which such Participant elects to transfer his accrued benefit under each of the Prior Plans to this Plan and to look solely to this Plan in satisfaction of the Company’s obligation under this Plan and any Prior Plan.

(13) The term “Director” shall mean a member of the Board who is not an Employee.

(14) The term “Director’s Compensation,” with respect to a Participant for any period, shall mean the director fees that would have been received by the Participant from the Affiliated Group during that period for services rendered as a Director but for any deferral election under this Plan.

(15) The term “Disability” shall mean a period of permanent disability during which the Participant would have qualified for permanent disability benefits under the Company’s long-term disability plan had the Participant been a participant in such a plan, as determined by the Committee in its sole discretion.

(16) The term “Effective Date” shall mean January 1, 2004.

(17) The term “Employee” shall mean a person who is treated by the Affiliated Group as a common law employee of the Affiliated Group.

(18) The term “Financial Hardship,” with respect to a Participant, shall mean a severe financial hardship and unexpected need for cash resulting from a sudden and unexpected illness or accident of that Participant, or of a dependent (within the meaning of Code Section 152(a)) of such Participant, loss of such Participant’s property due to casualty, or such other similar extraordinary and unforeseeable circumstances or emergencies arising as a result of events beyond the control of such Participant, all as determined in the sole discretion of the Committee.

(19) The term “Option Credit” shall mean an amount equal to the aggregate value of Shares arising out of a surrender of a stock option that is credited to a Participant’s Deferred Compensation Account pursuant to the provisions of Section 3.1 hereof or the provisions of a Stock Incentive Plan.

(20) The term “Participant” shall mean a Director (i) who has elected to participate in the Plan and to defer all or a portion of such Participant’s Director’s Compensation and/or to receive Option Credits pursuant to an executed Deferred Compensation Agreement, and (ii) whose participation in the Plan has not been terminated.

(21) The term “Plan” shall mean the U.S. Bancorp Outside Directors Deferred Compensation Plan.

(22) The term “Plan Year” shall mean a calendar year beginning each January 1 and ending each December 31.

(23) The term “Retirement,” “Retire(s)” or “Retired” shall mean termination of performing Director services with the Affiliated Group on or after attainment of age 65 for any reason other than death or Disability.

(24) The term “Shares” shall mean shares of common stock of the Company.

(25) The term “Stock Incentive Plan” shall mean a stock incentive compensation plan maintained by the Company and in which the Participant is a participant.

(26) The term “Termination of Services” shall mean the termination of services with the Affiliated Group as a Director, voluntarily or involuntarily, for any reason other than Retirement or death.

     1.2 Number and Gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply, and references to the male gender shall be construed as applicable to the female gender where applicable, and vice versa.

ARTICLE II

PARTICIPATION BY SELECTED EMPLOYEES

     2.1 Participation. Participation in the Plan is limited to Directors. A Director shall become a Participant in the Plan effective as of the date designated by the Board or Committee if he is then a Director but in no event before execution and delivery by such Director of a Deferred Compensation Agreement pursuant to Section 3.1 hereof. Any Director who was a participant in any of the Prior Plans on December 31, 2003 (a “Prior Plan Participant”) shall become a participant in this Plan as of January 1, 2004 provided that such Participant has duly executed and delivered to the Committee by December 31, 2003 his Deferred Compensation Agreement.

     2.2 Cessation of Active Participation. A Participant who (i) suffers a Termination of Services, Retires or dies, or (ii) ceases to be a Director shall immediately thereupon cease active participation in the Plan.

ARTICLE III

ANNUAL DEFERRALS

     3.1 Deferral Election. On or before December 31 of each calendar year or if later, within two weeks of the date designated by the Board or Committee as of which the Director should become a Participant in the Plan, each Director may irrevocably elect, by completing and executing an appropriate Deferred Compensation Agreement and delivering it to the Committee, to defer under the Plan any portion up to 100% of such Director’s Compensation for the immediately following Plan Year or, if applicable, the portion of the remaining current Plan Year. In addition, each Director may (except as explicitly provided to the contrary in such option) surrender all or any portion of any vested but unexercised stock option and, upon the surrender and cancellation of such option or portion thereof, the Company will credit the Participant’s Deferred Compensation Account with an amount (the “Option Credit”) equal in value to the excess of (i) the value of the Shares subject to such option as to which the Participant surrenders his or her right to exercise such option over (ii) the related exercise price of such option for such Shares. Notwithstanding the foregoing, in no event shall the Deferrals of a Participant for any Plan Year be less than $1,000.00.

     3.2 Effective Deferral Period. A Director’s deferral election under Section 3.1 with respect to such Director’s Compensation and/or any surrender of an option or portion thereof for an Option Credit shall be effective and irrevocable upon delivery of an applicable Deferred Compensation Agreement to the Committee or the Company.

ARTICLE IV

ACCOUNTS

     4.1 Establishment of Deferred Compensation Accounts. For purposes of the Plan, the Company shall cause a separate Deferred Compensation Account to be established in the name of each Participant. Each Prior Plan Participant shall receive a credit to such Participant’s Deferred Compensation Account at the beginning of January 1, 2004 equal to the sum of the amounts credited to such Participant’s accounts under each Prior Plan on December 31, 2003 and such amounts shall be thereafter adjusted in accordance with Section 4.2 and administered in accordance with the terms of this Plan. The Deferrals of a Participant shall be credited to such Participant Deferred Compensation Account as of the date such Deferrals would have otherwise been paid to such Participant if they were not deferred. All amounts credited to a Participant’s Deferred Compensation Account shall be adjusted in the manner determined under Section 4.2.

     4.2 Crediting/Debiting of Account. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, a Participant’s Deferred Compensation Account Balance shall be adjusted in accordance with the following rules:

(a) Election of Measurement Funds. Each Director or Prior Plan Participant shall elect on his Deferred Compensation Agreement the Measurement Fund(s) that will be used to determine the amounts to be credited to or debited from his Deferred Compensation Account for the applicable Plan Year or portion thereof in which the Director or Prior Plan Participant commences participation in the Plan and continuing thereafter for each subsequent Plan Year in which such Director or Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the first calendar quarter beginning after a Participant’s commencement of participation in the Plan and continuing thereafter for each calendar quarter in which the Participant participates in the Plan, but no later than the last business day of the applicable calendar quarter, the Participant may (but is not required to) elect, by submitting a Balance Transfer Direction Form to the Committee that is accepted and approved by the Committee, to change the Measurement Fund(s) to be used to determine the amounts to be credited to or debited from such Participant’s Deferred Compensation Account. If an election is made in accordance with the previous sentence, it shall apply to the first day of the calendar quarter following the date of receipt and shall continue thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(b) Proportionate Allocation. Any election under Section 4.2(a) above shall result in 100% of a Participant’s Deferred Compensation Account Balance being allocated among the Measurement Fund(s) elected by the Participant as if the Participant was making an actual investment in the Measurement Fund(s) equal to the portion of such Participant’s Deferred Compensation Account Balance allocated to such Measurement Fund(s).

(c) Measurement Funds. A Participant must elect at least one of the Measurement Funds described in Appendix B for the purpose of determining the manner in which such Participant’s Deferred Compensation Account Balance is to be adjusted. The Measurement Funds established by the Committee and described in Appendix B shall include a Company stock fund, which will be invested in Shares, mutual funds selected and approved by the Committee and a money market fund selected and approved by the Committee. The Committee shall duly consider, but is not required to approve, the Participant’s requested election of the Measurement Fund or Funds or the Participant’s requested change in the Measurement Fund or Funds. In all events, the Participant’s Deferred Compensation Account Balance shall be determined by reference to such Measurement Fund(s) as the Committee shall have selected from time to time with respect to the Participant’s Deferred Compensation Account Balance. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund(s). Each such action will take effect as of the first day of the earliest calendar quarter that follows by at least 30 days the day on which the Committee gives Participant’s advance written notice of such change.

(d) Crediting or Debiting Method. The performance of the elected Measurement Fund(s) (either positive or negative) will be determined by the Committee, in its sole discretion, based on the performance of the Measurement Fund(s) itself (taken into account the reinvestment of dividends, capital gains and interest income distributions therefrom). A Participant’s Deferred Compensation Account Balance shall be debited or credited on a daily basis, based on the performance of the applicable Measurement Fund(s) (at the closing price on such day) selected by the Participant, as determined by the Committee in its sole discretion, as though (i) the Participant’s Deferred Compensation Account Balance was invested in the Measurement Fund(s) in the manner selected by the Participant as of the close of business on each day on which the New York Stock Exchange is open for business (at the closing price on such day); (ii) any Deferrals credited to the Participant’s Deferred Compensation Account on that day were invested in the Measurement Fund(s) (at the closing price on such day) selected by the Participant as of the close of that day; and (iii) any distribution made to a Participant that decreases such Participant’s Deferred Compensation Account Balance ceased to be invested in the applicable Measurement Fund(s) (at the closing price on such date) as of the day on which such distribution occurred.

(e) No Actual Investments. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election or deemed election of any such Measurement Fund(s), the allocation of his or her Deferred Compensation Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Deferred Compensation Account Balance shall not be considered or construed in any manner as an actual investment of such Participant’s Deferred Compensation Account Balance in any such Measurement Fund. If the Company decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Deferred Compensation Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on such Participant’s behalf by the Company. The Participants shall, at all times, remain unsecured creditors of the Company.

ARTICLE V

DISTRIBUTIONS

     5.1 In General. Except as otherwise provided in this Article V, the Deferred Compensation Account Balance of a Participant shall be payable to such Participant (or, in the case of the death of a Participant, his Beneficiary) as soon as practicable after the earliest of his Retirement, death or Termination of Services with the Affiliated Group. Notwithstanding any other provision of the Plan to the contrary, a Participant may elect to change the manner and the time of distribution of such Participant’s Deferred Compensation Account Balance at any time preceding the twelve (12) month period preceding such Participant’s Termination of Services or Retirement.

     5.2 Hardship Distributions. At any time before payment in full of amounts credited to the Deferred Compensation Account of a Participant, the Participant may submit a written request to the Committee for the distribution of all or a portion of such Participant’s Deferred Compensation Account Balance because of a Financial Hardship. In response thereto, the Committee shall have the authority to determine, in its sole discretion, that payments should be made in any manner the Committee deems appropriate, in whole or in part, on any other date or dates in order to alleviate a Financial Hardship of such Participant.

     5.3 Distributions to Incompetents. If the Committee determines, in its discretion, that a payment under the Plan is to be made to a minor, a person declared incompetent or to a person incapable of handling his or her property, the Committee may direct such payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to making such payment. Any such payment shall be a payment for the account of the Participant and a Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

     5.4 Court Ordered Distributions. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee with respect to the Plan has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Deferred Compensation Account of a Participant under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the interest of such spouse or former spouse in the Deferred Compensation Account of a Participant to such spouse or former spouse as determined by such court.

     5.5 Method of Payment. Unless otherwise elected by a Participant in a Deferred Compensation Agreement and unless otherwise described below, distributions of such Participant’s Deferred Compensation Account Balance shall be made in cash or in property consisting of the Measurement Funds most recently approved to be used for determining the amounts to be credited or debited from such Participant’s Deferred Compensation Account, as elected by the Participant and approved by the Committee. If the Participant suffers a Termination of Services or dies, payment of such Participant’s Deferred Compensation Account Balance shall be paid in a lump sum to such Participant or such Participant’s Beneficiary, as applicable, as soon as administratively feasible thereafter. If the Participant Retires, payment of such Participant’s Deferred Compensation Account Balance shall be paid in a single lump sum or annual installments over a five-year, ten-year, fifteen-year or twenty-year period or such other form of payment authorized by the Committee from time to time, as requested by the Participant and approved by the Committee. Notwithstanding the foregoing, any lump sum distributions of the Deferred Compensation Account Balance of a Participant that reflects a deemed investment in the Company stock fund shall (unless otherwise determined by the Committee) be distributed in Shares, except that any deemed fractional Shares shall be paid in cash. In addition, notwithstanding the foregoing, any portion of a Participant’s Deferred Compensation Account Balance that is attributable to Option Credits shall be distributed in Shares.

     5.6 Valuation of Distributions. All distributions under the Plan shall be based upon a Participant’s Deferred Compensation Account Balance as of the end of the day immediately preceding the date of distribution.

     5.7 Right to Withhold Taxes. To the extent required by law in effect at the time a distribution is made from the Plan, the Company or its agents shall have the right to withhold or deduct from any distributions or payments any taxes required to be withheld by federal, state or local governments.

ARTICLE VI

BENEFICIARIES

     6.1 Beneficiary Designation. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the death of a Participant, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation shall revoke all prior designations by such Participant, shall be in a form prescribed by the Company, and shall be effective only when filed in writing with the Company during the Participant’s lifetime.

     6.2 No Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any Plan payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Company shall pay any such Plan payment to the Participant’s spouse, or, if none, to the Participant’s lawful issue, per stirpes or, if none to the Participant’s estate. In determining the existence or identity of anyone entitled to receive a Plan payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Company, in its sole discretion, may distribute such payment to the estate of the Participant without liability for any taxes or other consequences that might flow therefrom, or may take such other action as the Company deems to be appropriate.

ARTICLE VII

FUNDING AND PARTICIPANT’S INTEREST

     7.1 Plan Unfunded. The Plan shall be unfunded and no trust or special deposit shall be created, or deemed to be created, by the Plan or the Company. The crediting of amounts to the Deferred Compensation Account of a Participant shall be made through recordkeeping entries. No actual funds or Shares shall be segregated, reserved, or otherwise set aside; provided, however, that nothing herein shall prevent the Company from establishing one or more grantor trusts from which distributions due under the Plan may be paid. All distributions shall be paid by the Company from its general assets and a Participant or a Beneficiary shall have the rights of a general, unsecured creditor against the Company for any distributions due hereunder. The benefits provided to Participants under the Plan constitute a mere promise by the Company to make such payments in the future.

     7.2. Interests of Participants Under the Plan. Each Participant has an interest only in the cash value of his Deferred Compensation Account. No Participant shall have any right or interest in any specific fund, stock or securities.

ARTICLE VIII

ADMINISTRATION AND INTERPRETATION

     8.1 Administration. The Plan shall be administered by the Committee, which may delegate its duties to one or more employees of the Company. The Committee has, to the extent appropriate and in addition to the powers described elsewhere in the Plan, full discretionary authority to construe and interpret the terms and provision of the Plan; to make factual determinations concerning a Participant’s eligibility for benefits under the Plan and other administrative matters relating to a Participant’s Deferred Compensation Account; to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan; to perform all acts, including the delegation of its administrative responsibilities to advisors or other persons who may or may not be employees of the Company; and to rely upon the information or opinions of legal counsel or experts selected to render advice with respect to the Plan, as it shall deem advisable, with respect to the administration of the Plan.

     8.2 Interpretation. The Committee may take any action, correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect or to carry out the Board’s purposes of the Board in adopting the Plan. Any decision, interpretation or other action made or taken by the Committee arising out of or in connection with the Plan, shall be within the absolute discretion of the Committee, and shall be final, binding and conclusive on the Company as well as all Participants, Beneficiaries and their respective heirs, executors, administrators, successors and assigns. The determinations by the Committee with respect to the Plan need not be uniform, and may be made selectively among Employees, whether or not they are similarly situated.

     8.3 Records and Reports. The Committee shall keep a record of proceedings and actions and shall maintain or cause to be maintained all such books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under the Plan.

     8.4 Payment of Expenses. The Company shall bear all expenses incurred by it and by the Committee in administering the Plan.

     8.5 Indemnification for Liability. The Company shall indemnify the Committee, and the employees of the Company to whom the Committee delegates duties under the Plan against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with the Plan.

     8.6 Claims Procedure. If a claim for benefits or for participation under the Plan is denied in whole or in part, a Participant shall receive written notification. Any such notification shall include specific reasons for the denial, specific reference to pertinent provisions of the Plan, a description of any additional material or information necessary to process the claim and why such material or information is necessary, and an explanation of the claims review procedure. If the Committee fails to respond within 90 days, the claim shall be treated as denied.

     Within 60 days after the claim is denied or, if the claim is deemed denied, within 150 days after the claim is filed, a Participant (or his duly authorized representative) may file a written request with the Committee for a review of his denied claim. The Participant may review pertinent documents that were used in processing his claim, submit pertinent documents, and address issues and comments in writing to the Committee. The Committee shall notify the Participant of its final decision in writing. In its response, the Committee shall explain the reason for the decision, with specific references to pertinent Plan provisions on which the decision was annual based. If the Committee fails to respond to the request for review within 60 days, the claim shall be treated as denied.

ARTICLE IX

AMENDMENT AND TERMINATION

     9.1 In General. Subject to Section 10.2 hereof, the Company may at any time amend or terminate any or all of the provisions of the Plan in any manner; provided, however, that in no event shall any such amendment or termination adversely affect the right of any Participant or Beneficiary to a payment under the Plan on the basis of amounts allocated to the Deferred Compensation Account of a Participant. In the event that the Plan is discontinued with respect to future Deferrals or terminated, each Participant’s Deferred Compensation Account Balance shall be distributed in accordance with Article V.

     9.2 Termination After Change in Control. Notwithstanding the foregoing, the Company shall not amend or terminate the Plan without the prior written consent of all Participants for a period of two calendar years following a Change in Control.

ARTICLE X

MISCELLANEOUS PROVISIONS

     10.1 Information to be Furnished by Participants and Beneficiaries and Inability to Locate. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his last post office address as shown on the records of the Company shall be binding on the Participant or Beneficiary for all purposes of the Plan. Neither the Company nor the Committee shall be obliged to search for any Participant or Beneficiary beyond the sending of a certified or registered mail letter to such last known address. If the Company or the Committee notifies any Participant or Beneficiary that he is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his location known to the Company or the Committee within three years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Company or the Committee, the Company or the Committee may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Company or the Committee, in its sole discretion, determines. If the location of none of the foregoing persons can be determined, the Company or the Committee shall have the right to direct that the amount payable shall be deemed to be a forfeiture.

     10.2 Right of the Company to Take Employment Actions. The maintenance of the Plan shall not be deemed to constitute a contract between the Company and any Director, or to be a consideration for, or an inducement or condition of, the employment of any Director. Nothing herein contained, or any action taken hereunder, shall be deemed to give a Director the right to be retained in the employ of the Company or to interfere with the right of the Company to discipline or discharge a Director at any time, nor shall it be deemed to give to the Company the right to require the Director to remain in its employ, nor shall it interfere with any rights of the Director to terminate his services at any time.

     10.3 No Alienation of Assignment of Benefits. The rights and interest of a Participant under the Plan shall not be assigned or transferred, either voluntarily or by operation of law or otherwise, except as otherwise provided herein, and the rights of a Participant to payments under the Plan shall not be subject to alienation, attachment, execution, levy, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or a Beneficiary.

     10.4 Construction. All legal questions pertaining to the Plan shall be determined in accordance with the laws of the State of Minnesota.

     10.5 Headings. The headings of the Articles and Sections of the Plan are for reference only. In the event of a conflict between a heading and the contents of an Article or Section, the contents of the Article or Section shall control.

     10.6 Agent for Legal Process. The Company shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.

     Executed at ________________________, this _____ day of ____________, _____.

U. S. BANCORP

By:

Title:

APPENDIX A

List of Affiliates

(As of November 1, 2003)

CC Management Inc.	36-4477930
First Security Investor Reporting	36-3900357
Housing Capital Company	94-3206669
Key Merchant Services LLC	58-2359974
Lyon Financial Services Inc.	41-1400571
Nova Information Systems	58-1916822
Quasar Dist. LLC	39-1982827
Rocky Mountain BankCard System Inc.	84-1010148
U.S. Bancorp Asset Management Inc.	41-2003732
U.S. Bancorp Card Services Inc.	41-1558798
U.S. Bancorp Consumer Finance of Kentucky	61-0902130
U.S. Bancorp Equipment Finance Inc.	93-0594454
U.S. Bancorp Fund Services LLC	39-1939072
U.S. Bancorp Insurance Services LLC	39-1914078
U.S. Bancorp Investments Inc.	84-1019337
U.S. Bancorp Licensing	41-1970658
U.S. Bancorp Oliver Allen Technology Leasing	94-2234252
U.S. Bancorp Service Center	45-0442309
U.S. Bank National Association	31-0841368
U.S. Bank National Association ND	41-1881896
U.S. Bank Trust National Association SD	41-1973763
Voyager Fleet Systems Inc.	76-0476053
U.S. Bancorp Service Providers, LLC	39-2019998

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A-1

APPENDIX B

Measurement Funds

(As of November 1, 2003)

First American Prime Obligations
First American Short Term Bond Fund
First American Intermediate Government Bond Fund
First American Core Bond Fund
First American Mid Cap Growth Opportunity
First American Mid Cap Value Fund
First American Equity Index Fund
First American Large Cap Value Fund
First American Large Cap Growth Opportunity Fund
First American Small Cap Value Fund
First American Small Cap Growth Opportunity Fund
First American Strategy Growth and Income Allocation Fund

U.S. Bancorp Stock

COMMITTEE
Date:

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Title:

B-1